Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             BAYOU STEEL CORPORATION

      BAYOU STEEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Bayou Steel Corporation. The original Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on May 26, 1988 under the name "Bayou Steel Corporation (Of La Place)."

      2. The Corporation filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on January 22, 2003. Pursuant to Section 303 and with the effects set forth in Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation has been duly authorized by confirmation order dated February 6, 2004, of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, in respect of the Plan of Reorganization of the Corporation and certain of its subsidiaries, which became effective on or before February 18, 2004.

      3. The full text of the Amended and Restated Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read in its entirety as follows:

      FIRST: The name of the Corporation is BAYOU STEEL CORPORATION.

      SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may, now or hereafter, be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is five million shares (5,000,000) of common stock, par value $0.01 per share (the "Common Stock").

Notwithstanding anything to the contrary set forth in this Article FOURTH or elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation shall not authorize nor issue any class or series of its capital stock, the holders of which would not possess the right to vote in respect of the election of Directors of the Corporation or other matters for which the vote of the stockholders of the Corporation is required under the General Corporation Law of Delaware.

      FIFTH: The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation. The books of the Corporation may be kept (subject to the provisions of the laws of the State of Delaware and the By-Laws of the Corporation) outside of the State of Delaware at such as may be designated from time to time by the Board of Directors.

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      SIXTH: Meetings of stockholders may be held within or without the State of
Delaware as the By-Laws may provide. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so require.

      SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such elimination of liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time of the alleged breach of duty. Any amendment, modification or repeal of this Article or of the General Corporation Law of the State of Delaware shall not adversely affect any right or protection of a director of the Corporation with respect to any alleged breach of duty occurring prior to the time of such amendment, modification or repeal.

      EIGHTH: (a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law of the State of Delaware, each director or officer of the Corporation who was or is, or is threatened to be made, a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan, or a person serving another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity in any of the foregoing capacities at the request of the Corporation (an "Authorized Representative"), against all, losses, liabilities, expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, whether the basis of such person's involvement in the Proceeding is an alleged act or omission in such person's capacity as an Authorized Representative or in another capacity while serving in such capacity or both. The Corporation shall be required to indemnify an incumbent or former director or officer in connection with a Proceeding initiated by such person only if and to the extent that such Proceeding was authorized by the Board of Directors of the Corporation or is a civil suit by such person to enforce rights to indemnification or advancement of expenses. Notwithstanding the foregoing, to the extent a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer in connection therewith, without the necessity of authorization in the specific case.

            (b) The Corporation shall, to the fullest extent permitted by law, promptly pay all expenses (including attorneys' fees and disbursements) actually and reasonably incurred by a director or officer of the Corporation in defending or appearing (otherwise than as a plaintiff) in any Proceeding described in Paragraph (a) of this Article in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that such person is not entitled to be indemnified for such expenses under this Article or otherwise.

            (c) The Corporation shall have the power to indemnify any person who is or was an Authorized Representative against loss, liability and expense in connection with a Proceeding, and may pay expenses incurred by such person in connection with such Proceeding in advance of the final disposition of the Proceeding, to the fullest extent permitted by law.

Amended and Restated Certificate of Incorporation

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            (d) The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation, shall continue as to a person who ceases to be an Authorized Representative, shall inure to the benefit of the heirs, executors and administrators of such person, and shall be enforceable as contract rights. Such rights shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office or position. The Corporation may enter into contracts to provide any Authorized Representative with specific rights to indemnification and advancement of expenses, which contracts may confer rights and protections to the maximum extent permitted by law. The Corporation may purchase and maintain insurance, borrow money, create trust funds, pledge, mortgage, or create security interests in the assets of the Corporation, obtain letters of credit, or use other means from time to time to ensure payment of such amounts as may be necessary to perform the Corporation's obligations provided for in this Article or in any such contract. The By-Laws of the Corporation may contain additional provisions implementing and supplementing (but not inconsistent with) the provisions of this Article.

            (e) Any amendment, modification or repeal of this Article shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter permitted under the General Corporation Law of Delaware, and all rights and powers conferred herein on stockholders and Directors are subject to this reserved power.

Amended and Restated Certificate of Incorporation

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      IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by Richard J. Gonzalez, the Vice President, Chief Financial Officer, Treasurer and Secretary of Bayou Steel Corporation thereunto duly authorized, and the seal of the Corporation has been duly affixed hereto, this 18th day of February, 2004.

                                        BAYOU STEEL CORPORATION

                                        /s/ Richard J. Gonzalez
                                        ----------------------------------------
                                        Richard J. Gonzalez
                                        Vice President, Chief Financial Officer,
                                        Treasurer and Secretary


Attest:

By: /s/ Jeanne M. Buffington
    ---------------------------------
    Name:  Jeanne M. Buffington 60493
    Title: Notary public

Amended and Restated Certificate of Incorporation